Exhibit 99.1

POWERSECURE REPORTS FIRST QUARTER 2013 RESULTS

—Backlog grows to record $206 million—

—67.6 percent y-o-y growth in distributed generation revenues—

—51.2 percent y-o-y growth in utility infrastructure revenues—

—Operating profit increases 6.1 percentage points y-o-y—

Wake Forest, N.C. – May 8, 2013 – PowerSecure International, Inc. (Nasdaq: POWR) today reported its first quarter 2013 results. Highlights include:

•	Revenues increase 35.5 percent y-o-y to $45.0 million

•	Gross margin increases 1.8 percentage points y-o-y to 30.6 percent

•	Operating expenses as a percentage of revenues decline 4.3 percentage points y-o-y

•	EPS increases by $0.07 y-o-y from ($0.03) to $0.04

•	EBITDA increases to $2.8 million (see non-GAAP discussion and reconciliation, below)

“2013 is off to a fantastic start with exceptional revenue growth, continued leverage on the bottom line, and another quarter of record backlog which provides us with excellent visibility and confidence for the remainder of the year,” said Sidney Hinton, chief executive officer of PowerSecure.

“In the 1st quarter we saw another quarter of substantial growth in our distributed generation and utility infrastructure products and services, and we continue to realize strong order flow in each of these areas which is driving the significant increases in our backlog. Our energy efficiency products and services delivered the results we had anticipated and we are excited about the capabilities our recent Solais acquisition brings to our LED lighting platform as we position it for enhanced top and bottom line results,” Hinton added.

First Quarter 2013:

PowerSecure’s first quarter 2013 (1Q 2013) revenues of $45.0 million, an increase of $11.8 million, or 35.5 percent, from the first quarter of 2012 (1Q 2012), were driven primarily by a 67.6 percent year-over-year (y-o-y) increase in revenues from distributed generation products and services and a 51.2 percent y-o-y increase in revenues from utility infrastructure products and services, as shown below. Revenues from energy efficiency products declined 45.0 percent y-o-y, driven by a more modest investment pace for LED lighting solutions from grocery retailers due to difficult financial conditions in the grocery sector and concerns about the macroeconomic environment, partially offset by an additional $0.9 million in ESCO-related energy efficiency revenues.

			Variance
($ in 000’s)	1Q13	1Q12	$	%
Revenue by Product/Service
Distributed Generation	20,957	12,505	8,452	67.6%
Utility Infrastructure	19,850	13,128	6,722	51.2%
Energy Efficiency	4,150	7,552	(3,402)	-45.0%

Total Revenue	44,957	33,185	11,772	35.5%

Gross margin as a percentage of revenue increased to 30.6 percent in 1Q 2013 from 28.8 percent in 1Q 2012. This year-over-year gross margin increase was driven by a favorable mix of completed projects and a higher percentage of our revenues resulting from sales of our higher margin distributed generation products and services, and improved operational efficiencies in the execution of our utility infrastructure products and services. Operating margin as a percentage of revenue increased 6.1 percentage points to 2.4 percent in 1Q 2013 from negative 3.7 percent in 1Q 2012. The increase in operating margin was driven by the expansion in gross margin and a reduction in operating expenses as a percentage of revenue.

Diluted earnings per share (EPS) from continuing operations increased to $0.04 in 1Q 2013, compared to ($0.03) in 1Q 2012. Operating expenses for 1Q 2013 were $12.7 million, compared to $10.8 million in 1Q 2012. The $1.9 million y-o-y increase in operating expenses consists of 1) $0.6 million of incremental operating expenses related to a solar energy company acquired in June 2012, 2) $0.5 million of incremental operating expenses related to the ESCO business operations which we acquired in February 2013, 3 ) $0.4 million of incremental depreciation and amortization expense, primarily driven by additional capital expenditures related to company-owned distributed generation recurring revenue projects, and 4) $0.4 million of increases in personnel and other costs to support and deliver our strong 1Q 2013 revenue growth.

Operating expenses for 1Q 2013 as a percentage of our revenues decreased by 4.3 percentage points compared to 1Q 2012, as we leveraged our operating expenses against a greater level of revenues, quarter-over-quarter. During the second half of 2012, the company initiated a restructuring and cost reduction program to streamline the organization and set the framework to enhance the scalability of our cost structure as we grow revenues. The goal of this program was to reduce expenses as a percentage of revenues as we grow to drive improvements in our operating margin.

The company completed the first quarter of 2013 with $18.2 million in cash and zero drawn on its revolving credit facility. The company’s capital expenditures during Q1 2013 were $1.3 million in total, with $0.5 million of this capital invested to deploy systems to support PowerSecure-owned long-term recurring revenue distributed generation projects, and the remaining $0.8 million primarily invested in the purchase of equipment for its growing utility infrastructure business.

The company’s revenue backlog stands at a record $206 million, as of the date of this release. This includes approximately $24 million in revenue backlog from ESCO contracts it acquired in February 2013 and approximately $36 million in new business from new business awards announced on April 23, 2013. The company’s revenue backlog represents revenue expected to be recognized after March 31, 2013, for periods including the second quarter of 2013 onward.

This backlog figure compares to the revenue backlog of $183 million announced in the company’s fourth quarter 2012 earnings release issued on March 7, 2013, which represented revenue expected to be recognized after December 31, 2012, and $151 in revenue backlog announced in the company’s 1Q 2012 earnings release issued on May 3, 2012.

The company’s $206 million revenue backlog and the estimated timing of revenue recognition are outlined below, including “project-based revenues” expected to be recognized as projects are completed, and “recurring revenues” expected to be recognized over the life of the underlying contracts:

Revenue Backlog expected to be recognized after March 31, 2013

	Anticipated	Estimated Primary
Description	Revenue	Recognition Period
Project-based Revenue — Near term	$132 Million	2Q13 through 4Q13
Project-based Revenue — Long term	$7 Million	1Q14 through 2015
Recurring Revenue	$67 Million	2Q13 through 2020

Revenue Backlog expected to be recognized after March 31, 2013	$206 Million

Note: Anticipated revenue and estimated primary recognition periods are subject to risks and uncertanities as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenues. Examples of additional, regular recurring revenues include revenues from the engineering fees, and service revenue, among others. Numbers may not add due to rounding.

Orders in the company’s revenue backlog are subject to delay, deferral, acceleration, resizing or cancellation from time to time, and estimates are utilized in the determination of the backlog amounts. Given the irregular sales cycle of customer orders, and especially of large orders, the revenue backlog at any given time is not necessarily an accurate indication of our future revenues.

Conference Call Information

The company will host a conference call commencing today at 5:30 p.m. eastern time. The conference call will be webcast live and can be accessed from the Investor Relations section of the company’s website at www.powersecure.com. The call can also be accessed by dialing 888-713-4205 (or 617-213-4862 if dialing internationally) and providing pass code 64309453. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on May 22, 2013. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 99290686. In addition, the webcast will be archived on the company’s website at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), energy efficiency and utility infrastructure. The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables. The company’s energy efficiency business develops energy efficient lighting technologies that improve the quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug and convenience stores, and its SecureLite area light and PowerLite street lights for utilities and municipalities. PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the company’s future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the company’s future business operations, strategies and prospects; the company’s cost reduction plan; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the on-going downturn, disruption and volatility in the economy, financial markets and business markets and the effects thereof on the company’s markets and customers, the demand for its products and services, and the company’s access to capital; the size, timing and terms of sales and orders, including the company’s revenue backlog discussed in this press release, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the potential adverse financial and reputational consequences that can result from safety risks and hazards such as accidents inherent in the company’s operations; the impact of the company’s recent acquisitions of the ESCO business, the Solais business, and the commercial and industrial solar business; the company’s ability to reduce and control its costs and expenses; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the company; the ability of the company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the company to continue the growth and diversification of its customer base; the ability of the company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity, oil, and natural gas markets in particular, including price levels; the effects of competition; the ability of the company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K, copies of which may be obtained by visiting the investor relations page of the company’s website at www.powersecure.com or the SEC’s website at www.sec.gov.

Accordingly, there is no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:

John Bluth

PowerSecure International, Inc.

(919) 453-2103

PowerSecure International, Inc.

Consolidated Statements of Income (unaudited)

($000’s except per share data)

	Three Months Ended
	March 31,	March 31,
	2013	2012
Revenue	44,957	33,185
Cost of sales	31,217	23,630

Gross Profit	13,740	9,555

Operating expenses
General and administrative	9,832	8,645
Selling, marketing, and service	1,385	1,058
Depreciation and amortization	1,456	1,085

Total operating expenses	12,673	10,788

Operating income (loss)	1,067	(1,233)
Other income (expense)
Interest income and other income	21	22
Interest expense	(105)	(108)

Income (loss) before income taxes	983	(1,319)
Income tax expense (benefit)	374	(393)

Net income (loss) from continuing operations	609	(926)
Discontinued operations—income (loss) from operations (net of tax)	0	35
Discontinued operations—gain on sale (net of tax)	0	0

Net income (loss)	609	(891)
Net loss attributable to noncontrolling interest	124	288

Net income (loss) attributable to PowerSecure International, Inc.	733	(603)

Summary of Amounts Attributable to PowerSecure International, Inc. shareholders
Income (loss) from continuing operations (net of tax)	733	(638)
Income (loss) from discontinued operations (net of tax)	0	35

Net income (loss) attributable to PowerSecure International, Inc.	733	(603)

EARNINGS PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:
Continuing Operations
Basic	0.04	(0.03)

Diluted	0.04	(0.03)

Discontinued Operations
Basic	0.00	0.00

Diluted	0.00	0.00

Net Income
Basic	0.04	(0.03)

Diluted	0.04	(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	18,242	18,902

Diluted	18,495	18,902

PowerSecure International, Inc.

Condensed Consolidated Balance Sheets (unaudited)

($000’s)

	March 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	18,195	19,122
Trade receivables, net of allowance for doubtful accounts	58,177	57,147
Inventories	25,479	20,327
Income taxes receivable	0	592
Deferred tax asset, net	803	803
Prepaid expenses and other current assets	1,159	1,285

Total Current Assets	103,813	99,276

PROPERTY, PLANT, AND EQUIPMENT:
Equipment	49,846	48,447
Furniture and fixtures	421	375
Land, building, and improvements	5,924	5,907

Total property, plant, and equipment at cost	56,191	54,729
Less accumulated depreciation and amortization	13,452	12,152

Property, plant, and equipment, net	42,739	42,577

OTHER ASSETS:
Goodwill	16,703	12,884
Restricted annuity contract	2,465	2,447
Intangible rights and capitalized software, net of accum amort	3,162	1,328
Other assets	597	635

Total other assets	22,927	17,294

TOTAL ASSETS	169,479	159,147

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	14,723	14,150
Accrued and other liabilities	32,915	23,887
Accrued restructuring and cost reduction liabilities	493	709
Current income taxes payable	185	0
Current unrecognized tax benefit	242	242
Current portion of term loan	160	160
Current portion of capital lease obligations	898	886

Total current liabilities	49,616	40,034

LONG-TERM LIABILITIES
Revolving Line of Credit	0	0
Term loan, net of current portion	2,040	2,080
Capital lease obligations, net of current portion	1,692	1,921
Deferred tax liability, net	955	955
Unrecognized tax benefit	640	640
Other long-term liabilities	2,572	2,518

Total long-term liabilities	7,899	8,114

STOCKHOLDERS’ EQUITY
Preferred stock—undesignated	0	0
Preferred stock—Series C	0	0
Common stock	183	182
Additional paid-in-capital	113,093	112,738
Accumulated deficit	(1,628)	(2,361)

Total PowerSecure International, Inc. stockholders’ equity	111,648	110,559
Noncontrolling Interest	316	440

Total stockholders’ equity	111,964	110,999

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	169,479	159,147

PowerSecure International, Inc.

Condensed Consolidated Statement of Cash Flows (unaudited)

($000’s)

	Three Months Ended
	March 31,	March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	609	(891)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Income from discontinued operations	0	(35)
Depreciation and amortization	1,456	1,085
Stock compensation expense	141	295
Loss on disposal of miscellaneous assets	0	3
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade receivables, net	4,698	4,323
Inventories	(4,607)	(500)
Other current assets and liabilities	902	(160)
Other noncurrent assets and liabilities	75	37
Accounts payable	(686)	(1,456)
Accrued and other liabilities	35	(3,417)
Accrued restructuring and cost reduction liabilities	(216)	0

Net cash provided by (used in) continuing operations	2,407	(716)
Net cash provided by (used in) discontinued operations	0	50

Net cash provided by (used in) operating activities	2,407	(666)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition	(1,835)	0
Additions to property, plant and equipment	(1,327)	(878)
Additions to intangible rights and software development	(130)	(185)
Proceeds from sale of property, plant and equipment	0	10

Net cash provided by (used in) investing activities	(3,292)	(1,053)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) on revolving line of credit	0	0
Proceeds from term loan borrowings	0	2,400
Payments on term loan	(40)	(40)
Payments on capital lease obligations	(217)	(206)
Repurchases of common stock	0	(398)
Proceeds from stock option exercises	215	11

Net cash provided by (used in) financing activities	(42)	1,767

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(927)	48
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	19,122	24,606

CASH AND CASH EQUIVALENTS AT END OF PERIOD	18,195	24,654

Non-GAAP Pro forma Financial Measure Discussion

References to our first quarter 2013 and first quarter 2012 EBITDA, which we define as our earnings before interest, taxes, depreciation and amortization, as discussed and shown in this release, constitutes a non-GAAP “pro forma” financial measure.

We believe that EBITDA, as a non-GAAP pro forma financial measure, provides meaningful information to investors in terms of enhancing their understanding of our operating performance and results, as it allows investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. This non-GAAP financial measure also corresponds with the way we expect investment analysts to evaluate and compare our results. Any non-GAAP pro forma financial measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as net income attributable to PowerSecure International, Inc.

We define and calculate EBITDA as net income attributable to PowerSecure International, Inc., minus 1) discontinued operations and 2) interest income and other income, plus 3) income tax expense (or minus an income tax benefit) and 4) interest expense and 5) depreciation and amortization and 6) stock compensation expense. We disclose EBITDA because we believe it is a useful metric by which to compare the performance of our business from period to period. We understand that measures similar to EBITDA are broadly used by analysts, rating agencies, investors, and financial institutions in assessing our performance. Accordingly, we believe that the presentation of EBITDA provides useful information to investors. The following table provides a reconciliation of EBITDA to net income attributable to PowerSecure International, Inc., the most directly comparable GAAP financial measure.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization)—Calculations and Reconciliation

($000’s except per share data, some rounding throughout)

	Three Months Ended
	March 31,	March 31,
	2013	2012
EBITDA Calculation/Reconciliation
Net income (loss) attributable to PowerSecure International, Inc.	733	(603)
Items to Subtract from Net Income
Discontinued operations—income	0	(35)
Interest income and other income	(21)	(22)
Items to Add to Net Income
Income tax expense (benefit)	374	(393)
Interest expense	105	108
Depreciation and Amortization	1,456	1,085
Stock compensation expense	141	295

EBITDA	2,788	435